Exhibit 99.3

May 24, 2021, 8:30am Eastern Time

MICT First Quarter 2021 Conference Call Script

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Participants

Darren Mercer - Chief Executive Officer

Moran Amran - Controller

Scott Gordon - Investor Relations, Core IR

Operator

Ladies and gentlemen, thank you for standing by. Good morning and welcome to the MICT First Quarter 2021 financial results and corporate update conference call. At this time, all participants are in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0”. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad. To withdraw your question, please press “*” then “2”.

Participants of this call are advised that the audio of this conference call is being broadcast live over the internet and is also being recorded for playback purposes. A webcast replay of the call will be available approximately one hour after the end of the call through May 25, 2021.

I would now like to turn the call over to Scott Gordon, President of COREIR, the Company’s investor relations firm. Please go ahead, sir.

Scott Gordon

Thank you, Operator. Good morning, everyone and thank you for joining us for the MICT First Quarter 2021 financial results and corporate update conference call. Joining us today from MICT are:

Darren Mercer, Chief Executive Officer of MICT and Moran Amran, controller for MICT.

During this call, management will be making forward-looking statements, including statements that address MICT’s expectations for future performance or operational results. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements. For more information about these risks, please refer to the Risk Factors described in MICT’s most recently filed periodic reports on Form 10-K and Form 10-Q, the Form 8-K filed with the SEC today, and MICT’s press release that accompanies this call, particularly the cautionary statements in it.

The content of this call contains time-sensitive information that is accurate only as of today, May 24, 2021. Except as required by law, MICT disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

It is now my pleasure to turn the call over to Darren Mercer, Chief Executive Officer - Darren?

Darren Mercer, Chief Executive Officer

Thank you, Scott, and thank you all for joining us on the call and the webcast today.

Slide #3 - Q1-21 Accomplishments

It’s been a strong quarter for the Company, and we have achieved a great deal in a very short amount of time. In terms of licenses, we achieved regulatory approval from the Hong Kong SFC, which will enable us to initiate trading on our stock trading app, which is in the late phase of testing. We acquired a Chinese nationwide broker licensing in the insurance space, which will facilitate rapid growth in our insurance business in China. The acquisition enables us to offer b2c product direct to customers, enables us to move into higher margin insurance products, and the building of our database each month provides a strong foundation for us to become a b2c player. In the second quarter, we expect to launch our b2b2c platforms and we expect this to further perform in terms of volume and margin.

From a technological standpoint, we have also made remarkable progress. As I just indicated, we launched our b2c insurance platform during this quarter, and we have moved our stock trading platform into the final stages of testing with the expectation that we anticipate a soft launch in late June with a larger rollout to occur in July. We have also begun the development of our commodities trading platform and will provide further updates on that as they become available.

We are in great shape in terms of licenses, great progress in our technology, and our fundraising over the course of the quarter has created a balance sheet that enables us to create an extremely strong fintech platform in one of the fastest growing economic regions in the world.

Finally, we have very strong management teams in each of our divisions that are executing extremely well, and we are very excited about Q2 and beyond.

[Next Slide, please]

Slide #4 – Q1-21 Performance & Liquidity

Oh, what a difference a year makes! This time last year, the company had a very small market cap, and only $3M in cash. We were also a minority shareholder in Micronet, which was underperforming and underwhelming in the market.

Whereas during this corresponding quarter of 2021, Micronet, of which we are now a majority shareholder, is showing great signs of growth and productivity, having signed key orders and obtained the certification to connect with the global T-Mobile network.

Most importantly, our move to the fintech space is paying off. Our insurance business is performing well, having garnered over $8M in insurance revenue during the quarter, the stock trading platform is about to come online along with the development of our commodities trading business, and we are sitting on significant cash in order to support and develop each of our business lines.

[Next slide, please]

Slide #5 – Fintech: Insurance Business

The Q1 acquisition of the nationwide license in China is the key driver for growth of that business. It has allowed us to launch our b2b platform, which has been well received, and performed extremely well during the first quarter, which we expect will continue into 2Q and beyond. But it also allows us to grow that business beyond the need for a business-to-business sales path, enabling us to offer a wider range of products with better margins, increased sales as we prepare to launch our b2c platform in the 2nd quarter, and increased profits as we begin to concentrate our efforts into the more lucrative spaces of health and life insurance.

Slide #6 – Fintech: Stock Trading Business

Moving to the next slide, we believe we have three very strong competitive advantages in our emerging stock trading business and believe we will prove ourselves comparable to the leaders in the sector. In our opinion, the key to being competitive in this area lie in the three cornerstones that drive success in the Chinese and Southeast Asian market.

The first is direct regulatory approval from the Hong Kong SFC. Remember, the Hong Kong SFC is regarded as one of the premier exchanges in the world, and to receive a license direct from that body helps to build confidence and trust between the provider and the customer, which is an important driver in customer acquisition. Further, the direct license eliminates delays in trades that the third-party licenses often experience.

Next is proprietary software that provides flexibility of product development. Many of our competitors white label other companies’ platforms, which ultimately reduces margins. Having developed our own software, we are in the position to offer flexible pricing, while maximizing margins. Importantly, the use of our own proprietary software allows us to maintain and own our database, which means we own all our data and thereby do not have to share this data with the platform provider, a key driver of shareholder value.

We believe the final key to success is a strong balance sheet to support margin finance. Under Hong Kong SFC rules, providers can only leverage five times their balance sheet to provide margin for underlying customers. Ergo, the larger the balance sheet, the more margin financing is possible. Margin financing is extremely profitable for companies in this marketplace. With our cash reserves of $123M, we not only have incredible flexibility for margin finance, but because we are leveraging our own platform, rather than a white label provider, our margin is maximized.

Slide #7 – Fintech: Oil and Gas Commodities

Turning to the next slide and our commodities trading business, which rounds out our fintech offering in China and Southeast Asia and will provide our customers with a complete suite of financial products. Our relationship with Shanghai Petroleum and Natural Gas Trading Center, whose customers account for approximately 20% of China’s Oil and Gas trading, will provide us with easier access to commodities traders, acting as a strategic third-party partner to the Exchange’s clients to provide trade execution, margin financing and trade clearing capabilities. Working as a key partner with some of China’s largest commodities exchanges affords us the opportunity to make major inroads in this multi-hundred-billion-dollar marketplace. We are hopeful to generate meaningful sales and commission revenue through our platform early in the second half of 2021.

I’d like to now take a moment to discuss the MicroNet business, which has had some impressive successes over the course of the first quarter.

Next slide, please…

Slide #8 – Micronet: Developments

While MICT’s core business is now in our fintech offerings, our investment in MicroNet has shown promise during the quarter. First, we reported a fourth quarter 2020 order for the SmartCam products valued at $300,000, and during the first quarter of 2021, we saw additional traction with a significant follow-on order for one of the world’s largest telematics service providers for 5,000 SmartCam units valued at $1.5 million, with a recent additional order for $900,000. But perhaps most important for the company was the certification to operate its technology on the global T-Mobile network. This is the first global certification that MicroNet has achieved, and we look forward to similar opportunities with other providers, which we believe will be a key to continued execution and growth for that subsidiary.

I would now like to turn the call over to Moran Amran for a financial review of the quarter.

Slide #9 – MICT Q1 2021 Results

MORAN:

Thank you, Darren. Revenue in the first quarter was $8.9 million versus $0 in the year-ago period. The increase in Q1 was a result of the insurance division, which was launched in late December.

Gross profit in Q1 was $1.9 million versus $0 in the year-ago period.

R&D expenses in Q1 were $231 thousand versus $0 in the year-ago period.

Selling & marketing expenses in Q1 was $1 million versus $0 in the first quarter of 2020.

General and administrative expenses were $4.6 million in Q1 versus $770 thousand in the prior-year period.

The operating loss in Q1 was $4.8 million versus a loss of $770,000 in the prior year period.

Net loss attributable to MICT in the first quarter was $4.5 million in the first quarter versus a loss of $1.6 million in the prior-year period. The increase in the operating loss and the net loss was the result of higher operating expenses associated with the Company’s launch into the China fintech market.

Back to you, Darren.

DARREN:

Thank you, Moran.

As I hope you can clearly see, MICT is well positioned to see significant impact from the emerging Chinese fintech market. Our insurance business has just begun, and we are already seeing significant revenue and expect to see this increase as we expand from our original B2B services and expand our reach directly toward the insurance customer themselves through our emerging b2b2c and b2c offerings.

We are poised to launch a well-planned, innovative stock trading platform driven by a targeted marketing strategy and our already significant investment in our software development, acquisition of Huapei and our highly experienced management team. We also expect to launch our commodities and futures trading platform shortly thereafter, which is supported through our unique relationship with a major focus in the Chinese Oil and Gas industry.

We have an extremely strong balance sheet with $123 million in cash, which will enable us to execute on our growth strategy, providing both the insurance division and stock trading division significant resources to support their current respective growth plans and support margin trading that will result in larger profit opportunities.

We are just getting started and we could not be more excited about the future of MICT. We thank you for your continued support and we look forward to sharing our progress with you as it develops.

I’ll now turn the call over to Scott Gordon for our Q&A session.

SCOTT:

Thank you, Darren. The company received many questions from investors for today’s call and we thank you for your interest, feedback and continued support as shareholders. Many of these questions were repetitive and so on today’s call we will be addressing the most frequently asked questions. Additionally, the company has received a number of questions that are seeking information about things not disclosed by the company or are forward looking, as well as a number of questions regarding share price fluctuations and the trading activities of its shares. As a matter of policy and regulatory compliance the company does not offer interim operational or financial updates, forward looking guidance or capital markets strategies, or comments on the performance of its shares in the market.

With that, the first question is:

1.	For what reason did you do the recent fundraising and how do you believe it was in the shareholders’ interest?

2.	What is the company’s current cash burn? Were the funds raised to accommodate that burn, and do you anticipate that burn changing in the near future?

3.	What was the operating profit or loss of the insurance business for Q1 and do you expect it to deliver profit in Q2 and beyond?

4.	Why are you so confident that your stock trading app will be able to compete with the likes of FUTU and UP Fintech?

5.	When do you expect the stock trading app to launch, and what can you tell us about the launch plans?

6.	What services are you planning to provide with regard to commodities trading and futures, and do you plan to expand to other commodities after oil and gas?

7.	Can you tell us a little more about your financial performance regarding non-GAAP loss for Q1 2021 after stripping out one-off costs and adding back Micronet’s losses?

8.	Regarding shareholder dilution as a result of the two Q1 fund raises. The share price fell back significantly after the second raise. What can you say to reassure investors on these points?

9.	Analyst research is important to help the market understand the Company’s potential value. When do you expect your first analyst research to be published and can we expect analyst coverage imminently?

SCOTT:

Operator, we will now open the queue for further questions from participants.

Operator

Ladies and gentlemen, if you wish to ask a question on today’s call, you will need to press star then the number one on your telephone. If your question has been answered and you wish to withdraw your request, you may do so by pressing the pound key. If you are using a speakerphone, please pick up your handset before entering your request and speaking on the call. One moment please for the first question.

Q & A Session ends

This concludes the question-and-answer session of the call. I will now return the call to Darren Mercer for closing remarks.

Conclusion

I’d like to thank everyone for taking the time today to join the call and for your ongoing support.

I look forward to updating you on our Second Quarter results conference call and providing further progress updates.

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